Exhibit 10.1

SIXTH AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Sixth Amendment to Amended and Restated Employment Agreement (this “Amendment”) is entered this 7th day of December, 2010 (the “Effective Date”), by and between Far East Energy Corporation, a Nevada corporation (the “Company”), and Michael R. McElwrath (“Executive”).

RECITALS

WHEREAS, the Company and Executive entered into that certain Amended and Restated Employment Agreement dated as of December 23, 2004 (as further amended through the fifth amendment thereto, the “Existing Agreement”); and

WHEREAS, the Company and Executive desire to amend the Existing Agreement on the terms herein provided.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements of the parties herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01. Capitalized terms used in this Amendment that are not defined herein shall have the meanings ascribed thereto in the Existing Agreement.

ARTICLE II

Amendments

Section 2.01. Section 1. Section 1 of the Existing Agreement is hereby amended and restated to read in its entirety as follows:

“1.           Term.  The term of employment under this Agreement shall commence and this Agreement shall be effective as of December 23, 2004, and shall terminate on October 13, 2013, unless sooner terminated in accordance with the terms hereof (the “Term”).  In addition, upon mutual agreement of the Company and Executive, this Agreement may be extended on the same terms and conditions for such period as the parties may agree.”

Section 2.02. Section 3.  Section 3 of the Existing Agreement is hereby amended and restated to read in its entirety as follows:

“3.           Compensation; Benefits. During the Term, Executive shall receive an annual base salary of not less than $225,000 on or before December 31, 2004 and not less than $236,250 on or after January 1, 2005, payable in equal semi-monthly installments (the “Base Salary”). In addition to the Base Salary, during the Term, Executive shall be eligible to receive performance bonuses payable on or before the 13th day of October and April of each year (each such six month period herein referred to as the “Bonus Period”), with the performance criteria to be established by the Compensation Committee of Company (or the Board, if the Company does not have a Compensation Committee) in discussions with Executive (each a “Bonus”). The performance criteria for the Bonus shall be established and delivered in writing to Executive no later than the first business day of the applicable Bonus Period.  At least annually, but no later than the 1st day of October of each year, the Compensation Committee (or the Board, if the Company does not have a Compensation Committee) shall review the Base Salary, Bonus and other compensation of Executive based upon performance and other factors deemed appropriate by the Compensation Committee (or the Board, if the Company does not have a Compensation Committee) and make such increases, supplemental bonus payments, or other incentive awards as it deems fit.   Notwithstanding the foregoing, in no event will the Base Salary be less than an annual rate of $225,000 on or before December 31, 2004 and less than an annual rate of $236,250 on or after January 1, 2005.  In addition to the Base Salary, any Bonus and other compensation described in this Section 3, Executive shall be entitled to receive any benefits and fringes (whether subsidized in part, or paid for in full by Company) including, but not limited to, medical, dental, life and disability insurance, and 401(k) Savings and Retirement Plan which Company now or in the future pays or subsidizes for any of its professional/technical or management employees, or employees in the same class as Executive.”

Section 2.03. Section 5.  Clause (iii) of Section 5(d) of the Existing Agreement is hereby amended and restated to read in its entirety as follows: “(iii) the Company reduces Executive’s Base Salary;”.

ARTICLE III

Miscellaneous

Section 3.01. Ratifications.  The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Existing Agreement.  Except as expressly modified and superseded by this Amendment, the Company and Executive each hereby (a) ratifies and confirms the Existing Agreement, (b) agrees that the same shall continue in full force and effect, and (c) agrees that the same are the legal, valid and binding obligations of the Company and Executive, enforceable against the Company and Executive in accordance with their respective terms.

Section 3.02. Severability.  If, for any reason, any provision of this Amendment is held invalid, illegal or unenforceable such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment not held so invalid, illegal or unenforceable, and each such other provision shall, to the full extent consistent with law, continue in full force and effect.  In addition, if any provision of this Amendment shall be held invalid, illegal or unenforceable in part, such invalidity, illegality or unenforceability shall in no way affect the rest of such provision not held so invalid, illegal or unenforceable and the rest of such provision, together with all other provisions of this Amendment, shall, to the full extent consistent with law, continue in full force and effect.  If any provision or part thereof shall be held invalid, illegal or unenforceable, to the fullest extent permitted by law, a provision or part thereof shall be substituted therefor that is valid, legal and enforceable.

Section 3.03. Headings.  The headings of Sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Amendment.

Section 3.04. Governing Law.  This Amendment has been executed and delivered in the State of Texas, and its validity, interpretation, performance and enforcement, and all disputes and controversies related hereto or arising herefrom, shall be governed by the laws of Texas, without giving effect to any principles of conflicts of law that would apply any other law.

Section 3.05. Withholding.  All amounts paid pursuant to this Amendment shall be subject to withholding for taxes (federal, state, local or otherwise) to the extent required by applicable law.

Section 3.06. Counterparts.  This Amendment may be executed in counterparts, each of which, when taken together, shall constitute one original Amendment.

Section 3.07. Waiver.  No term or condition of this Amendment shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Amendment or the Existing Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

Section 3.08. Entire Agreement.  The Existing Agreement and this Amendment, together, contain the entire understanding between the parties hereto and supersede any prior employment agreement between the Company or any predecessor of the Company and Executive, except that this Amendment shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided and not expressly provided for in the Existing Agreement or this Amendment.

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IN WITNESS WHEREOF, the Company has caused its duly authorized officer or director to execute and attest to this Amendment, and Executive has placed this signature hereon, effective as of the date below.

FAR EAST ENERGY CORPORATION

By:	/s/ Bruce N. Huff	Date: December 7, 2010
Bruce N. Huff
Chief Financial Officer

EXECUTIVE:

/s/ Michael R. McElwrath	Date: December 7, 2010
Michael R. McElwrath